UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 13, 2021

REPAY HOLDINGS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-38531	98-1496050
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 West Paces Ferry Road

Suite 200

Atlanta, GA 30305

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (404) 504-7472

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	RPAY	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry Into a Material Definitive Agreement.

On January 19, 2021, Repay Holdings Corporation (the “Company”) completed the previously disclosed public offering (the “Equity Offering”) of 6,244,500 shares of its Class A common stock pursuant to the terms of an Underwriting Agreement (the “Underwriting Agreement”), dated January 13, 2021, with Credit Suisse Securities (USA) LLC, acting as representative of the several underwriters named therein (collectively, the “Underwriters”). 814,500 shares of such Class A common stock were sold in the offering in connection with the full exercise of the Underwriters’ option to purchase additional shares of Class A common stock pursuant to the Underwriting Agreement. The shares of Class A common stock issued by the Company were sold at a price to the public of $24.00 per share ($22.80 per share net of underwriting discounts and commissions). The material terms of the offering are described in the prospectus supplement, dated January 13, 2021 (the “Prospectus Supplement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on January 15, 2021, pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”). The offering was registered with the Commission pursuant to a Registration Statement on Form S-3 (File No. 333-248483) initially filed by the Company on August 28, 2020.

The summary of the Underwriting Agreement is qualified in its entirety by reference to the text of the Underwriting Agreement, which is filed as Exhibit 1.1 hereto and is incorporated herein by reference.

On January 19, 2021, the Company also completed the previously announced offering of $400.0 million in aggregate principal amount of 0.00% Convertible Senior Notes due 2026 (the “Notes”) in a private placement (the “Notes Offering”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act pursuant to the terms of a purchase agreement with Credit Suisse Securities (USA) LLC, as representative of the several initial purchasers named therein (the “Initial Purchasers”). The Notes are issued under an indenture (the “Indenture”) with U.S. Bank National Association, as trustee. An additional $40.0 million in aggregate principal amount of such Notes were sold in the Notes Offering in connection with the full exercise of the Initial Purchasers’ option to purchase such additional Notes. The Notes were issued to the Initial Purchasers pursuant to an exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) of the Securities Act.

The Notes will not bear regular interest. Special interest may accrue on the Notes in specified circumstances set forth in the Indenture. The Notes will mature on February 1, 2026, unless earlier converted, repurchased or redeemed.

The Company may redeem all or a portion of the Notes for cash on or after February 5, 2024 and on or before the 40th scheduled trading day immediately before the maturity date of the Notes, if the last reported sale price per share of the Company’s Class A common stock equals or exceeds 130% of the conversion price of the Notes for a specified period of time. The redemption price will be the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any.

If certain events that constitute a “Fundamental Change” (as defined in the Indenture) occur, then noteholders may require the Company to repurchase their Notes for cash in an amount equal to the principal amount of Notes to be repurchased, plus accrued and unpaid interest, if any.

The Notes are convertible, at a holder’s election, in multiples of $1,000 principal amount, into cash, shares of the Company’s Class A common stock or a combination of cash and shares of the Company’s Class A common stock, at the Company’s election, at the applicable conversion rate. Before November 3, 2025, holders of the Notes have the right to convert the Notes only under certain circumstances or during certain periods specified within the Indenture. The initial conversion rate for the Notes is 29.7619 shares of the Company’s Class A common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $33.60 per share of the Company’s Class A common stock), subject to adjustment as provided in the Indenture. Following a “make-whole fundamental change” (as defined in the Indenture) or upon the Company’s issuance of a notice of redemption, the Company will increase the conversion rate for a holder who elects to convert its Notes in connection with such “Make-Whole Fundamental Change” or during the related redemption period in certain circumstances.

The Notes will be the Company’s senior unsecured obligations and will rank senior in right of payment to the Company’s indebtedness (excluding indebtedness of subsidiaries) that is expressly subordinated in right of payment to the Notes; equal in right of payment to any of the Company’s unsecured indebtedness (excluding indebtedness of subsidiaries) that is not so subordinated; effectively junior in right of payment to any of the Company’s secured indebtedness (excluding indebtedness of subsidiaries) to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities (including trade payables) of the Company’s subsidiaries, including all amounts outstanding under the Company’s credit agreement.

If an event of default (as defined in the Indenture) occurs and is continuing (other than specified events of bankruptcy or insolvency with respect to the Company), the trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare all the outstanding Notes to be due and payable immediately. If an event of default relating to specified events of bankruptcy or insolvency with respect to the Company occurs, all the outstanding Notes will immediately become due and payable without any declaration or other act on the part of the trustee or any holders of the Notes.

With the exception of covenants restricting the Company’s ability to merge, consolidate or sell substantially all of the Company’s assets, the Indenture does not provide for any material restrictive covenants.

The summary of the foregoing transactions is qualified in its entirety by reference to the text of the Indenture, which is filed as Exhibit 4.1 hereto and is incorporated herein by reference.

The Company received proceeds from the offerings of approximately $570.7 million (net of underwriting discounts, commissions and estimated offering expenses payable by the Company). As described in the Prospectus Supplement, the Company intends to use the total proceeds for the repayment of the term loans issued under the Company’s credit agreement and other general corporate purposes, which may include, without limitation, repurchase, redemption or retirement of securities, including interests in Hawk Parent Holdings LLC, future acquisitions, satisfaction of earnout obligations from prior acquisitions, the repayment of outstanding indebtedness and working capital. In connection with the repayment of the term loans, the Company expects to seek to increase the amount of availability under our revolving credit facility.

The underwriters and initial purchasers and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment hedging, financing and brokerage activities. The underwriters and initial purchasers and their affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for the Company and for its affiliates in the ordinary course of business for which they have received and would receive customary compensation. Certain of the underwriters and initial purchasers are lenders under the Company’s credit agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1*	Underwriting Agreement, dated January 13, 2021, by and among Repay Holdings Corporation and Credit Suisse Securities (USA) LLC, as representative for the underwriters named therein

4.1*	Indenture, dated as of January 19, 2021 between Repay Holdings Corporation and U.S. Bank National Association

5.1*	Opinion of Troutman Pepper Hamilton Sanders LLP

23.1*	Consent of Troutman Pepper Hamilton Sanders LLP (included in Exhibit 5.1)

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Repay Holdings Corporation

Dated: January 19, 2021	By:	/s/ Timothy J. Murphy
Timothy J. Murphy
Chief Financial Officer